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                                                                      EXHIBIT 11

                       AMERICAN ONCOLOGY RESOURCES, INC.
                STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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
                                                                         THREE MONTHS             SIX MONTHS
                                                                        ENDED JUNE 30,          ENDED JUNE 30,
                                                                       1998        1997        1998        1997
                                                                     --------    --------    --------    --------
NET INCOME                                                           $  7,892    $  5,719    $ 14,763    $ 10,791
                                                                     ========    ========    ========    ========
OUTSTANDING AT END OF PERIOD:

     Shares of Common Stock                                            32,399      28,650      32,399      28,650
     Commitments to issue Common Stock at specific future dates        16,463      16,942      16,463      16,942
     Effect of weighting                                                 (130)       (123)       (516)       (562)
                                                                     --------    --------    --------    --------
Total shares used in per share calculation - basic                     48,732      45,469      48,346      45,030
                                                                     ========    ========    ========    ========
Net income per share - basic                                         $   0.16    $   0.13    $   0.31    $   0.24
                                                                     ========    ========    ========    ========
ASSUMING FULL DILUTION:

     Outstanding per above                                             48,732      45,468      48,346      45,030
     Options to purchase Common Stock                                   5,674       5,422       5,674       5,422
     Effect of weighting and treasury stock method                    ( 4,116)    ( 2,459)    ( 3,905)    ( 2,540)
                                                                     --------    --------    --------    --------
Total shares used in per share calculation - diluted                   50,290      48,431      50,115      47,912
                                                                     ========    ========    ========    ========
Net income per share - diluted                                       $   0.16    $   0.12    $   0.30    $   0.23
                                                                     ========    ========    ========    ========
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